Exhibit 99.1

                   New York Community Bancorp, Inc.
Reports 2nd Quarter 2007 Cash Earnings of $0.27 Per Diluted Share (1)
        and Operating Earnings of $0.23 Per Diluted Share (2)

     - Board of Directors Declares $0.25 Per Share Quarterly Cash
                              Dividend -

     - Company Announces Post-Merger Balance Sheet Repositioning -

   - Sale of Atlantic Bank Headquarters Completed on July 16, 2007 -


WESTBURY, N.Y.--(BUSINESS WIRE)--July 25, 2007--New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") today reported its earnings for the three months ended June 30, 2007.



                       Performance Highlights
       ---------------------------------------------------------------

   -- Margin Expansion: Our 2Q 2007 net interest margin rose 12 basis points linked-quarter, to 2.44%.

   --  Higher Average Yield on Loans: Our average yield on loans rose
        30 basis points in the 2nd quarter, to 6.44%.

   -- Solid Asset Quality: Non-performing assets represented 0.05% of total assets at June 30th.

   -- Strong Operating Efficiency: Our 2Q 2007 operating efficiency ratio was 40.48%.(3)

   -- PennFed Acquisition Completed: The Company completed the acquisition of PennFed Financial Services, Inc. ("PennFed") on April 2nd.

   --  Significant Post-Merger Balance Sheet Repositioning:

       -- 1-4 family loans of $1.4 billion were sold in whole or securitized form in 2Q 2007.

       -- A portion of the proceeds from the sale of loans was used to prepay wholesale borrowings of $330.3 million with an average cost of 5.35% at quarter-end.

       -- $1.1 billion of lower-yielding securities were sold in 3Q
            2007, resulting in a significant one-time pre-tax impairment loss of $57.0 million in the 2nd quarter.

       -- Our acquisition of 11 branches in New York City from Doral
            Bank, FSB ("Doral") has received the necessary regulatory approvals and is set for completion on the evening of July 26th.

       -- Our acquisition of Synergy Financial Group ("Synergy") is progressing on schedule and is expected to be completed early in 4Q 2007.

   --  Sale of Atlantic Bank Headquarters: The sale of our Atlantic
        Bank headquarters was completed on July 16th, generating proceeds of approximately $105 million and a 3rd quarter 2007 pre-tax gain of approximately $65 million which will maintain the Company's capital strength.

   -- Tangible Capital Strength: Tangible stockholders' equity equaled 5.80% of tangible assets excluding the impairment loss and after-tax mark-to-market adjustments on securities;
        including the impairment loss and adjustments, the ratio was 5.57% at June 30th.(4)


    Please Note: All footnotes to the text of this release are located on page 19.

    The Company reported operating earnings of $71.8 million, or $0.23 per diluted share, for the three months ended June 30, 2007 (2) and cash earnings of $82.9 million, or $0.27 per diluted share.(1) In conjunction with the Company's decision to sell $1.1 billion of securities in the third quarter, a pre-tax loss of $57.0 million on the other-than-temporary impairment of securities (the "impairment loss") was recorded in the second quarter of 2007, in accordance with the current interpretation of FASB Staff Position FAS 115-1/124-1. Absent the impairment loss, which was due to a change in market interest rates rather than a change in credit quality, the Company's GAAP earnings would have equaled $74.7 million, or $0.24 per diluted share. Reflecting the impairment loss, which was equal to $38.7 million, or $0.12 per diluted share, on an after-tax basis, the Company recorded GAAP earnings of $36.0 million, or $0.12 per diluted share, for the three months ended June 30, 2007.

    In addition to the aforementioned impairment loss, the Company's second quarter 2007 GAAP earnings included an after-tax gain on the sale of securities of $6.2 million in connection with the post-merger repositioning of the balance sheet. A portion of the proceeds from securities sales was utilized to prepay $330.3 million of wholesale borrowings with an average cost of 5.35%, generating an after-tax charge of $2.2 million. In addition, the Company recorded a $1.3 million after-tax loss on debt redemption in the current second quarter, in connection with the early redemption of certain trust-preferred securities.

    In the third quarter of 2007, the Company will record a pre-tax loss of approximately $7.5 million on the sale of the $1.1 billion of securities that were written down in the second quarter, as described above.

    Commenting on the Company's operating results, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, "While our second quarter performance was certainly gratifying on an operating basis, we are even more excited about the actions we took over the course of the quarter to position ourselves for future periods. As a result of these actions, we have provided ourselves with the liquidity to capitalize on market conditions and the opportunity to enhance our margin in a challenging rate environment.

    "We started the quarter by completing our acquisition of PennFed on April 2nd and immediately began the repositioning of our balance sheet. A portion of the proceeds from the sale of one-to-four family loans was invested in higher-yielding assets and utilized to reduce our balance of wholesale borrowings.

    "We next announced plans to acquire Synergy Financial Group, another in-market institution, and on June 6th, announced the sale of our Atlantic Bank headquarters in Herald Square. The sale of the building was completed last week, generating proceeds of about $105 million and a third quarter gain of approximately $65 million, pre-tax. As a result of the gain from the sale of the building, the strength of our capital measures will be maintained.

    "We expect the benefit of these actions to be reflected in future quarters, as the repositioning enhances the fundamental strength of our margin, and the liquidity created gives us significant flexibility with regard to the management of our assets and liabilities. These actions are consistent with our mission, and our business model, and, we believe, will create value in future periods," Mr. Ficalora said.

    "As for our second quarter performance, the highlight was our net interest margin, which rose 12 basis points linked-quarter and 15 basis points year-over-year. While the expansion of our margin largely reflects the higher yields provided by our interest-earning assets and the contribution of prepayment penalties to term yields, we also held the line on our cost of funds over the last three months. As indicated in the past, we had expected to see an increase in prepayment penalties in 2007 and 2008, and this expectation has thus far been validated by the volume recorded to date. Prepayment penalties totaled $36 million in the first six months of 2007, exceeding last year's twelve-month amount by 22%.

    "Another second quarter highlight was the quality of our assets, which has been a constant throughout our public life. Non-performing assets declined $10.8 million over the course of the quarter to $14.7 million, which represented a modest 0.05% of total assets at the end of June.

    "In addition, our operating efficiency ratio, which has consistently ranked among the best in the nation, improved to 40.48% in the quarter, reflecting the growth of our core revenues," Mr.
Ficalora commented.

    $0.25 Per Share Dividend to be Paid on August 15, 2007

    "Reflecting the strength of our operating performance and our solid capital position," Mr. Ficalora continued, "the Board of Directors last night reaffirmed its commitment to our quarterly cash dividend of $0.25 per share. It's important to note that our cash earnings equaled $0.27 per diluted share in the second quarter, bringing our year-to-date cash earnings to $0.50 per diluted share. The next dividend will be paid on August 15, 2007 to shareholders of record on August 6th."

    Balance Sheet Summary

    Primarily reflecting the benefit of the PennFed acquisition, the Company's assets rose $1.6 billion and $1.1 billion, respectively, to $29.6 billion over the three and six months ended June 30, 2007. While PennFed had total assets of $2.3 billion at the date of acquisition, the Company sold $1.4 billion of one-to-four family loans acquired in the transaction, either as whole or securitized loans. By quarter-end, the proceeds were utilized to pay down wholesale borrowings of $452.6 million and to purchase $671.2 million of securities with an average yield of 6.24%. As a result, wholesale borrowings totaled $10.7 billion at June 30, 2007, representing 36.2% of total assets, and securities totaled $5.7 billion, representing 19.2%.

    Loans

    The flexibility provided by PennFed and by the pending Doral and Synergy transactions has given the Company the opportunity to restrain its lending in the current environment. While originations totaled $2.2 billion in the first half of the year, including $1.0 billion in the second quarter, repayments totaled $3.2 billion during the six-month period, including second quarter repayments of $1.7 billion. As a result, the loan portfolio declined to $18.9 billion, representing 63.9% of total assets, at June 30, 2007, as compared to $19.3 billion, or 68.9% of total assets, at March 31, 2007 and $19.7 billion, or 69.0% of total assets, at December 31, 2006. While the volume of loan originations was exceeded by the volume of loan repayments in the second quarter, the Company realized a linked-quarter increase in interest income as a result of the rise in prepayment penalties stemming from anticipated refinancing activity and property sales.

    Multi-family loans represented $13.5 billion, or 71.6%, of total loans at June 30, 2007, down $692.5 million from the trailing quarter-end balance and $990.0 million from the balance recorded at year-end 2006. While originations totaled $1.0 billion in the first six months of the year, including $377.8 million in the second quarter, the volume of loans produced was exceeded by repayments. In the current environment, the Company has opted to limit its multi-family loan production rather than compete for product on irrational terms.

    At June 30, 2007, the average multi-family loan had a principal balance of $3.4 million, and the portfolio had an average loan-to-value ratio of 63.2%. The expected weighted average life of the portfolio was 3.2 years at quarter-end.

    Commercial real estate loans represented $3.2 billion, or 17.0%, of total loans at June 30, 2007, and were up $158.7 million and $99.4 million, respectively, from the balances recorded at March 31, 2007 and December 31, 2006. The increase was largely attributable to the PennFed transaction, which accounted for $130.6 million of commercial real estate loans at the second quarter-end. The average commercial real estate loan had a principal balance of $2.0 million at June 30, 2007. The portfolio had an average loan-to-value ratio of 57.0% and an expected weighted average life of 3.5 years at that date.

    Construction loans totaled $1.1 billion at June 30, 2007 and were up $23.6 million and $42.4 million, respectively, from the balances recorded at March 31, 2007 and December 31, 2006. Year-to-date originations totaled $378.0 million, including $233.5 million of loans produced in the second quarter of the year. Construction loans represented 6.0% of total loans at June 30, 2007 and had a remaining average life of less than 18 months on advanced funds.

    Largely reflecting loans acquired in the PennFed transaction, other loans rose $78.4 million and $60.1 million, respectively, to $735.6 million at June 30, 2007 from the balances recorded at March 31, 2007 and December 31, 2006. Commercial and industrial loans represented $629.4 million of other loans at June 30, 2007, as compared to $626.1 million and $641.8 million, respectively, at the earlier dates.

    At the present time, the Company's pipeline amounts to approximately $877 million, and includes approximately $596 million of multi-family loans.

    Asset Quality

    The Company recorded non-performing assets of $14.7 million at June 30, 2007, representing 0.05% of total assets, as compared to $25.5 million, representing 0.09% of total assets, at March 31, 2007 and to $22.5 million, representing 0.08% of total assets, at December 31, 2006. The reduction in non-performing assets was primarily due to the repayment of a construction loan in the amount of $10.7 million that had been on non-accrual status since the second quarter of 2005.

    Non-performing loans represented $13.7 million, or 0.07% of total loans, at the close of the second quarter, an improvement from $24.6 million, or 0.13% of total loans, at March 31, 2007 and from $21.2 million, or 0.11% of total loans, at December 31, 2006. Other real estate owned accounted for $994,000 of non-performing assets at June 30, 2007, as compared to $899,000 and $1.3 million, respectively, at the earlier dates.

    The allowance for loan losses rose to $88.2 million at June 30, 2007 from $85.3 million at the close of the trailing quarter and from $85.4 million at December 31, 2006. While charge-offs totaled $67,000 in the second quarter, the impact was offset by the addition of a $2.9 million loan loss allowance in connection with the acquisition of PennFed. Reflecting the acquired allowance and the reduction in non-performing loans in the second quarter, the allowance for loan losses represented 641.64% of non-performing loans at June 30, 2007, as compared to 346.62% at March 31, 2007 and 402.7% at December 31, 2006. The loan loss allowance represented 0.47% of total loans at the close of the second quarter, as compared to 0.44% and 0.43%, respectively, at the earlier dates.

    Securities

    Securities represented $5.7 billion, or 19.2%, of total assets at June 30, 2007, as compared to $4.7 billion and $4.9 billion, or 16.9% and 17.3%, of total assets at March 31, 2007 and December 31, 2006, respectively. The increase reflects the addition of PennFed's securities portfolio, which totaled $459.5 million at the end of the second quarter, as well as securities totaling $671.2 million that were purchased during the quarter with a portion of the proceeds from the sale of PennFed's one-to-four family loan portfolio. The vast majority of the purchased securities were government agency-backed securities.

    Available-for-sale securities represented $2.8 billion, or 48.3%, of total securities at June 30, 2007, and were up $832.5 million and $811.1 million, respectively, from the trailing quarter- and year-end amounts. The balance of held-to-maturity securities, meanwhile, totaled $2.9 billion, representing a $118.1 million increase from the March 31, 2007 balance and a $44.7 million reduction from the year-end 2006 amount.

    Mortgage-related securities represented $2.0 billion and $1.3 billion of available-for-sale and held-to-maturity securities, respectively, at June 30, 2007; other securities represented the remaining $732.5 million and $1.6 billion of the respective balances.

    At June 30, 2007, the after-tax net unrealized loss on available-for-sale securities totaled $17.9 million, signifying a linked-quarter reduction of $17.3 million. The reduction primarily reflects the $57.0 million pre-tax loss on the other-than-temporary impairment of securities totaling $1.1 billion that was recorded in the second quarter of the year.

    Funding Sources

    The Company recorded total deposits of $13.8 billion at June 30, 2007, up $1.4 billion, or 10.9%, from the balance recorded at March 31, 2007 and $1.2 billion, or 9.1%, from the balance recorded at December 31, 2006. The increase primarily reflects deposits acquired in the PennFed transaction. At the date of acquisition, PennFed had total deposits of $1.6 billion, including certificates of deposit ("CDs") of $1.0 billion and core deposits (defined as NOW and money market accounts, savings accounts, and non-interest-bearing accounts) of $584.0 million.

    Core deposits represented $6.9 billion, or 50.0%, of total deposits at the close of the second quarter, as compared to $6.3 billion and $6.7 billion, respectively, at March 31, 2007 and December 31, 2006. The linked-quarter increase stemmed from a $333.5 million rise in NOW and money market accounts to $3.1 billion, a $186.2 million rise in savings accounts to $2.6 billion, and a $30.4 million rise in non-interest-bearing accounts to $1.2 billion. The six-month increase in core deposits was the net effect of a $184.3 million increase in savings accounts, a $65.9 million increase in non-interest-bearing accounts, and a $36.8 million reduction in NOW and money market accounts. CDs totaled $6.9 billion at the close of the second quarter, and were up $805.2 million and $936.9 million, respectively, from the March 31st and December 31st amounts.

    Borrowed funds totaled $11.6 billion at the close of the second quarter, down $309.1 million from the December 31, 2006 balance, and up $91.4 million from the balance recorded at March 31, 2007. Wholesale borrowings accounted for $10.7 billion of the June 30, 2007 balance, a $353.2 million reduction from the year-end 2006 balance and a $46.8 million increase from the March 31, 2007 amount. While the Company reduced its balance of wholesale borrowings by $452.6 million in the second quarter, the PennFed transaction added $499.4 million to the June 30, 2007 balance of wholesale borrowings.

    Stockholders' Equity

    The Company recorded total stockholders' equity of $4.0 billion at June 30, 2007, up $249.9 million and $271.6 million, respectively, from the balances recorded at March 31, 2007 and December 31, 2006. The June 30, 2007 amount was equivalent to 13.37% of total assets and a book value of $12.67 per share, based on 312,572,289 shares.

    Tangible stockholders' equity totaled $1.5 billion at the close of the second quarter, signifying a linked-quarter increase of $49.0 million and a six-month increase of $79.3 million. Excluding the aforementioned impairment loss and after-tax mark-to-market adjustments on securities, adjusted tangible stockholders' equity represented 5.80% of adjusted tangible assets, as compared to 5.86% and 5.66%, respectively, at March 31, 2007 and December 31, 2006. Including the impairment loss and adjustments, tangible stockholders' equity represented 5.57% of tangible assets, as compared to 5.70% and 5.47%, respectively, at the earlier dates.(3)

    The Company's subsidiary banks also reported solid levels of capital at the close of the second quarter, and continued to exceed the requirements for classification as "well capitalized" institutions under the FDIC Improvement Act. At June 30, 2007, New York Community Bank had a leverage capital ratio of 7.73% and New York Commercial Bank had a leverage capital ratio of 11.21%.

    Second Quarter 2007 Earnings Summary

    Net Interest Income

    The Company recorded net interest income of $161.1 million in the three months ended June 30, 2007, signifying a linked-quarter increase of $14.9 million, or 10.2%. The increase was driven by a $31.6 million rise in interest income to $401.0 million, which exceeded a $16.7 million, or 7.5%, rise in interest expense to $239.9 million.

    The linked-quarter increase in interest income was attributable to a $1.5 billion rise in the average balance of interest-earning assets to $26.3 billion, largely reflecting interest-earning assets acquired in the PennFed transaction, and a 14-basis point increase in the average yield to 6.10%. Reflecting refinancing activity and property sales in the multi-family sector, prepayment penalties rose to $22.3 million in the current second quarter from $13.7 million in the first quarter of the year. The higher average yield also reflects the replenishment of the portfolio with loans featuring higher interest rates.

    Loans generated interest income of $313.5 million, representing 78.2% of total interest income in the current second quarter and a $15.0 million increase from the trailing-quarter amount. The average yield on loans rose 30 basis points, to 6.44%, on a linked-quarter basis, offsetting the impact of a $26.5 million reduction in the average balance of loans to $19.5 billion. In the current environment, management has refrained from originating loans at historic volumes, rather than compete for product by offering loans on irrational terms. Instead, management has opted to capitalize on the increased liquidity afforded by the post-merger balance sheet repositioning and the current market, and will reevaluate the lending environment as market conditions become more favorable.

    The linked-quarter increase in interest expense was largely acquisition-related, as the average balance of interest-bearing liabilities rose $1.4 billion, reflecting a $1.3 billion rise in average interest-bearing deposits to $12.9 billion and an $87.1 million rise in average borrowed funds to $11.8 billion. While the interest expense produced by such funds rose $13.1 million and $3.7 million, respectively, on a linked-quarter basis, these increases were fairly modest. The average cost of interest-bearing deposits rose two basis points, to 3.51%, over the course of the quarter, while the average cost of borrowed funds rose five basis points, to 4.33%. The average cost of total interest-bearing liabilities rose one basis point on a linked-quarter basis, to 3.90%.

    The same factors that contributed to the rise in the Company's second quarter 2007 net interest income contributed to a rise in its net interest margin to 2.44%. The margin expanded 12 basis points on a linked-quarter basis and 15 basis points year-over-year.

    Non-interest (Loss) Income

    Primarily reflecting the aforementioned pre-tax impairment loss of $57.0 million, the Company recorded a non-interest loss of $23.9 million in the three months ended June 30, 2007, as compared to non-interest income of $24.1 million in the trailing three-month period. While the second quarter amount also reflects a $1.8 million loss on debt redemption stemming from the early redemption of certain trust preferred securities, the non-interest loss was tempered by a $994,000 increase in fee income to $10.7 million; a $607,000 increase in other income to $14.9 million; and a $9.2 million net gain on the sale of securities.

    Non-interest Expense

    The Company recorded non-interest expense of $84.6 million in the three months ended June 30, 2007, as compared to $74.3 million in the three months ended March 31, 2007. The linked-quarter increase stemmed from a $6.3 million rise in operating expenses to $75.6 million, an $821,000 rise in core deposit intangible ("CDI") amortization to $5.8 million, and a $3.2 million charge for the prepayment of wholesale borrowings.

    The increase in operating expenses primarily reflects the addition of PennFed's branch network on April 2nd, as well as accruals for the Company's Stock and Management Incentive Compensation Plans. During the quarter, compensation and benefits expense rose $2.7 million to $39.9 million, reflecting both factors, while the PennFed transaction contributed to a $2.4 million rise in occupancy and equipment expense to $17.5 million and a $1.1 million increase in general and administrative expense to $18.2 million. The increase in CDI amortization reflects the CDI acquired in the PennFed transaction, which is being amortized on an accelerated basis over a period of ten years.

    Income Tax Expense

    The Company recorded income tax expense of $16.6 million in the current second quarter, down $14.5 million from the level recorded in the trailing three-month period. The linked-quarter reduction was attributable to a $43.4 million decline in pre-tax income to $52.5 million and a decline in the effective tax rate to 31.54% from 32.43%. The reduction in pre-tax income primarily reflects the impact of the aforementioned impairment loss.

    Company Profile

    New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. With 160 offices serving customers in New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Union, Ocean, Monmouth, and Middlesex Counties in New Jersey, New York Community Bank is the fourth largest thrift depository in its market, and operates through eight local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and Penn Federal Savings Bank. New York Commercial Bank currently has 27 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 16 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

    Post-Earnings Conference Call

    The Company will host a conference call on July 25, 2007 at 9:30 a.m. (ET) to discuss its second quarter 2007 performance, the sale of its Atlantic Bank headquarters, and the post-merger balance sheet repositioning. The conference call may be accessed by dialing 800-811-7286 (for domestic calls) or 913-981-4902 (for international calls) and providing the following access code: 1452853. A replay of the conference call will be available approximately two hours following completion of the call through midnight on August 3rd, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived through 5:00 p.m. on August 6, 2007.

    Forward-looking Statements and Associated Risk Factors

    This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

    There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

    In addition, the following factors, among others, could cause the actual results of our recent acquisition of PennFed Financial Services, Inc., our pending acquisition of 11 branches from Doral Bank, FSB ("Doral"), and our pending acquisition of Synergy Financial Group, Inc.("Synergy"), and the expected benefits of the respective transactions to the combined company and our shareholders, to differ materially from the expectations stated in this release: the ability of the Company, Doral, and Synergy to consummate the respective transactions; a materially adverse change in the financial condition or results of operations of any of these companies; the ability of the Company and Synergy to obtain the necessary regulatory approvals and, in the case of Synergy, to obtain the necessary shareholder approval; the ability of the Company to successfully integrate the assets, liabilities, customers, systems, and any personnel it may acquire into its operations pursuant to the transactions; and the Company's ability to realize the related revenue synergies and cost savings within the expected time frames. Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control.

    It also should be noted that the Company routinely evaluates opportunities to expand through acquisition and frequently conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.



                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                  (in thousands, except share data)

                                               June 30,   December 31,
                                                 2007         2006
                                             ------------ ------------
                                             (unaudited)
Assets
Cash and cash equivalents                    $ 1,080,034  $   230,759
Securities available for sale:
   Mortgage-related securities                 2,019,383    1,664,337
   Other securities                              732,498      276,450
Securities held to maturity:
   Mortgage-related securities                 1,305,464    1,387,817
   Other securities                            1,635,083    1,597,380
                                             ------------ ------------
Total securities                               5,692,428    4,925,984
Mortgage loans:
   Multi-family                               13,542,676   14,532,652
   Commercial real estate                      3,213,890    3,114,446
   Construction                                1,142,290    1,099,844
   1-4 family                                    283,650      230,486
                                             ------------ ------------
Total mortgage loans                          18,182,506   18,977,428
Other loans                                      735,611      675,463
                                             ------------ ------------
Total loans                                   18,918,117   19,652,891
Less: Allowance for loan losses                  (88,181)     (85,389)
                                             ------------ ------------
Loans, net                                    18,829,936   19,567,502
Federal Home Loan Bank of New York stock, at
 cost                                            385,832      404,311
Premises and equipment, net                      227,123      196,084
Goodwill                                       2,330,704    2,148,108
Core deposit intangibles                         116,157      106,381
Other assets                                     961,536      903,241
                                             ------------ ------------
Total assets                                 $29,623,750  $28,482,370
                                             ============ ============

Liabilities and Stockholders' Equity
Deposits:
   NOW and money market accounts             $ 3,120,235  $ 3,156,988
   Savings accounts                            2,578,414    2,394,145
   Certificates of deposit                     6,881,459    5,944,585
   Non-interest-bearing accounts               1,189,189    1,123,286
                                             ------------ ------------
Total deposits                                13,769,297   12,619,004
                                             ------------ ------------
Official checks outstanding                       29,914       20,158
Borrowed funds:
   Wholesale borrowings                       10,717,168   11,070,333
   Junior subordinated debentures                500,744      455,659
   Other borrowings                              353,008      354,016
                                             ------------ ------------
Total borrowed funds                          11,570,920   11,880,008
Mortgagors' escrow                                67,182       74,736
Other liabilities                                224,966      198,627
                                             ------------ ------------
Total liabilities                             25,662,279   24,792,533
                                             ------------ ------------
Stockholders' equity:
   Preferred stock at par $0.01 (5,000,000
    shares authorized; none issued)                   --           --
   Common stock at par $0.01 (600,000,000
    shares authorized; 313,852,246 and
    295,350,936 shares issued; 313,852,246
    and 295,350,936 shares outstanding,
    respectively)                                  3,139        2,954
   Paid-in capital in excess of par            3,635,686    3,341,340
   Retained earnings (partially restricted)      371,173      421,313
   Less: Unallocated common stock held by
    ESOP                                          (4,036)      (4,604)
         Common stock held by SERP                (3,113)      (3,113)
Accumulated other comprehensive loss             (41,378)     (68,053)
                                             ------------ ------------
Total stockholders' equity                     3,961,471    3,689,837
                                             ------------ ------------
Total liabilities and stockholders' equity   $29,623,750  $28,482,370
                                             ============ ============





                   NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)
                             (unaudited)

                                For the                  For the
                           Three Months Ended       Six Months Ended
                      ---------------------------- -------------------
                                 March
                      June 30,     31,   June 30,  June 30,  June 30,
                        2007      2007     2006      2007      2006
                      --------- -------- --------- --------- ---------
Interest Income:
    Mortgage and other
     loans            $313,469  $298,467 $277,057  $611,936  $532,680
    Securities          73,319    70,688   74,610   144,007   146,456
    Money market
     investments        14,221       246      478    14,467       644
                      --------- -------- --------  --------- ---------
Total interest income  401,009   369,401  352,145   770,410   679,780
                      --------- -------- --------  --------- ---------

Interest Expense:
    NOW and money
     market accounts    25,246    23,902   30,834    49,148    57,183
    Savings accounts     7,310     5,701    4,434    13,011     7,092
    Certificates of
     deposit            80,334    70,228   59,475   150,562   107,967
    Borrowed funds     127,003   123,349  113,330   250,352   226,514
    Mortgagors' escrow      34        33       56        67       110
                      --------- -------- --------  --------- ---------
Total interest expense 239,927   223,213  208,129   463,140   398,866
                      --------- -------- --------  --------- ---------
         Net interest
          income       161,082   146,188  144,016   307,270   280,914
Provision for loan
 losses                     --        --       --        --        --
                      --------- -------- --------  --------- ---------
         Net interest
          income after
          provision
          for loan
          losses       161,082   146,188  144,016   307,270   280,914
                      --------- -------- --------  --------- ---------

Non-interest (Loss)
 Income:
    Fee income          10,747     9,753    9,768    20,500    18,094
    Net securities
     gains               9,195        --       --     9,195     2,823
    Loss on debt
     redemption         (1,848)       --       --    (1,848)       --
    Loss on other-
     than-temporary
     impairment of
     securities        (56,958)       --       --   (56,958)       --
    Loss on mark-to-
     market of
     interest rate
     swaps                  --        --       --        --    (6,071)
    Other               14,935    14,328   13,891    29,263    27,989
                      --------- -------- --------  --------- ---------
Total non-interest
 (loss) income         (23,929)   24,081   23,659       152    42,835
                      --------- -------- --------  --------- ---------

Non-interest Expense:
Operating expenses:
    Compensation and
     benefits           39,926    37,203   32,517    77,129    62,058
    Occupancy and
     equipment          17,491    15,103   13,959    32,594    26,019
    General and
     administrative     18,178    17,039   14,640    35,217    28,358
                      --------- -------- --------  --------- ---------
Total operating
 expenses               75,595    69,345   61,116   144,940   116,435
    Prepayment of
     borrowings          3,190        --       --     3,190        --
    Post-merger
     repositioning
     charge                 --        --   27,609        --    27,609
    Amortization of
     core deposit
     intangibles         5,823     5,002    4,467    10,825     7,773
                      --------- -------- --------  --------- ---------
Total non-interest
 expense                84,608    74,347   93,192   158,955   151,817
                      --------- -------- --------  --------- ---------
Income before income
 taxes                  52,545    95,922   74,483   148,467   171,932
Income tax expense      16,571    31,103   23,871    47,674    54,945
                      --------- -------- --------  --------- ---------
        Net Income    $ 35,974  $ 64,819 $ 50,612  $100,793  $116,987
                      ========= ======== ========  ========= =========

        Basic earnings
         per share    $   0.12  $   0.22 $   0.18  $   0.33  $   0.42
                      ========= ======== ========  ========= =========
        Diluted
         earnings per
         share        $   0.12  $   0.22 $   0.18  $   0.33  $   0.42
                      ========= ======== ========  ========= =========





                   NEW YORK COMMUNITY BANCORP, INC.
            RECONCILIATION OF GAAP AND OPERATING EARNINGS
                             (unaudited)

Although operating earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that operating earnings are an important indication of its ability to generate earnings through ongoing operations.

The Company calculated its operating earnings for the three and six months ended June 30, 2007 by (1) adding back to non-interest income the $1.8 million pre-tax loss incurred in connection with the redemption of trust preferred securities (the "loss on debt redemption"); (2) subtracting from non-interest income the $9.2 million pre-tax net gain on the sale of securities; (3) adding back to non-interest income the $57.0 million pre-tax loss on the other-than-temporary impairment of securities; and (4) subtracting from non-interest expense the $3.2 million pre-tax charge for the prepayment of borrowings. To calculate its operating earnings for the three and six months ended June 30, 2006, the Company subtracted from non-interest expense the pre-tax post-merger repositioning charge of $27.6 million. In calculating its operating earnings for the six-month period, the Company also added back to non-interest income a $6.1 million pre-tax non-cash loss on the mark-to-market of interest rate swaps incurred in the first quarter of 2006.

Because operating earnings reflect only those income and expense items that are generally recurring, the Company believes that they are useful to investors seeking to evaluate its ongoing operating performance and to compare its performance with other companies in the banking industry that also report operating earnings. Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its operating earnings may differ from that of other companies reporting measures with similar names.

A reconciliation of the Company's GAAP and operating earnings for the three and six months ended June 30, 2007 and 2006 follows. For the three months ended March 31, 2007, the Company's GAAP and operating earnings were the same.




                                 For the                 For the
                            Three Months Ended      Six Months Ended
                        -------------------------- -------------------
                                  March
(in thousands, except   June 30,    31,   June 30, June 30,  June 30,
 per share data)          2007     2007     2006     2007      2006
                        -------- -------- -------- --------- ---------
GAAP Earnings           $35,974  $64,819  $50,612  $100,793  $116,987
Adjustments to GAAP
 earnings:
   Net securities gains  (9,195)      --       --    (9,195)       --
   Loss on other-than-
    temporary
    impairment of
    securities           56,958       --       --    56,958        --
   Loss on debt
    redemption            1,848       --       --     1,848        --
   Loss on mark-to-
    market of interest
    rate swaps               --       --       --        --     6,071
   Prepayment of
    borrowings            3,190       --       --     3,190        --
   Post-merger
    repositioning
    charge                   --       --   27,609        --    27,609
Income tax effect on
 adjustments            (16,955)      --   (8,849)  (16,955)  (11,283)
                        -------- -------- -------- --------- ---------
Operating earnings      $71,820  $64,819  $69,372  $136,639  $139,384
                        ======== ======== ======== ========= =========

Diluted GAAP Earnings
 per Share                $0.12    $0.22    $0.18     $0.33     $0.42
Adjustments to diluted
 GAAP earnings per
 share:
   Net securities gains   (0.02)      --       --     (0.02)       --
   Loss on other-than-
    temporary
    impairment of
    securities             0.12       --       --      0.13        --
   Loss on debt
    redemption               --       --       --        --        --
   Loss on mark-to-
    market of interest
    rate swaps               --       --       --        --      0.01
   Prepayment of
    borrowings             0.01       --       --      0.01        --
   Post-merger
    repositioning
    charge                   --       --     0.06        --      0.07
                        -------- -------- -------- --------- ---------
Diluted operating
 earnings per share       $0.23    $0.22    $0.24     $0.45     $0.50
                        ======== ======== ======== ========= =========





                   NEW YORK COMMUNITY BANCORP, INC.
 RECONCILIATION OF GAAP AND CASH EARNINGS AND ADJUSTED CASH EARNINGS
                             (unaudited)

While neither cash earnings nor adjusted cash earnings are measures of performance calculated in accordance with GAAP, the Company believes that these measures are important because of their contribution to tangible stockholders' equity.(1) The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income but added back to tangible stockholders' equity. Unlike other expenses incurred by the Company, such capital items represent contributions to, not reductions of, tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings.

For the three and six months ended June 30, 2007, the Company also reported adjusted cash earnings, in order to provide investors with an indication of its ability to generate cash earnings through ongoing operations. The Company calculated its adjusted cash earnings for the second quarter of 2007 by (1) adding back to non-interest income the $1.8 million pre-tax loss incurred in connection with the redemption of trust preferred securities; (2) subtracting from non-interest income the $9.2 million pre-tax net gain on the sale of securities; and (3) subtracting from non-interest expense the $3.2 million pre-tax charge for the prepayment of wholesale borrowings. The Company calculated its adjusted cash earnings for the three and six months ended June 30, 2006 by subtracting the $27.6 million pre-tax post-merger repositioning charge from non-interest expense. In addition, the $6.1 million pre-tax loss on the mark-to-market of interest rate swaps was added back to non-interest income in calculating the Company's adjusted cash earnings for the first six months of 2006.

Neither cash earnings nor adjusted cash earnings should be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings and adjusted cash earnings may differ from that of other companies reporting measures with similar names. A reconciliation of the Company's GAAP and cash earnings and adjusted cash earnings for the three months ended June 30, 2007, March 31, 2007, and June 30, 2006 and for the six months ended June 30, 2007 and 2006 follows:




                                 For the                 For the
                            Three Months Ended      Six Months Ended
                        -------------------------- -------------------
                                  March
(in thousands, except   June 30,    31,   June 30, June 30,  June 30,
 per share data)          2007     2007     2006     2007      2006
                        -------- -------- -------- --------- ---------
GAAP Earnings           $35,974  $64,819  $50,612  $100,793  $116,987
Additional contributions
 to tangible
 stockholders' equity:
  Amortization and
   appreciation of
   shares held in stock-
   related benefit plans  2,640    1,598    1,568     4,238     3,183
  Associated tax
   benefits                (604)  (1,376)     178    (1,980)      197
  Dividends on
   unallocated ESOP
   shares                   365      365      545       730     1,091
  Amortization of core
   deposit intangibles    5,823    5,002    4,467    10,825     7,773
  Loss on other-than-
   temporary impairment
   of securities         38,668       --       --    38,668        --
                        -------- -------- -------- --------- ---------
Total additional
 contributions to
 tangible stockholders'
 equity                  46,892    5,589    6,758    52,481    12,244
                        -------- -------- -------- --------- ---------
Cash earnings           $82,866  $70,408  $57,370  $153,274  $129,231
                        ======== ======== ======== ========= =========

Diluted GAAP Earnings
 per Share                $0.12    $0.22    $0.18     $0.33     $0.42
Additional contributions
 to diluted cash
 earnings per share:
  Amortization and
   appreciation of
   shares held in stock-
   related benefit plans   0.01     0.01       --      0.02      0.01
  Associated tax
   benefits                  --    (0.01)      --     (0.01)       --
  Dividends on
   unallocated ESOP
   shares                    --       --       --        --        --
  Amortization of core
   deposit intangibles     0.02     0.02     0.02      0.03      0.03
  Loss on other-than-
   temporary impairment
   of securities           0.12       --       --      0.13        --
                        -------- -------- -------- --------- ---------
Total additional
 contributions to
 diluted cash earnings
 per share                 0.15     0.02     0.02      0.17      0.04
                        -------- -------- -------- --------- ---------
Diluted cash earnings
 per share                $0.27    $0.24    $0.20     $0.50     $0.46
                        ======== ======== ======== ========= =========

Cash Earnings           $82,866  $70,408  $57,370  $153,274  $129,231
Adjustments to cash
 earnings:
  Net securities gains   (9,195)      --       --    (9,195)       --
  Loss on debt
   redemption             1,848       --       --     1,848        --
  Loss on mark-to-market
   of interest rate
   swaps                     --       --       --        --     6,071
  Prepayment of
   borrowings             3,190       --       --     3,190        --
  Post-merger
   repositioning charge      --       --   27,609        --    27,609
Income tax effect on
 adjustments              1,335       --   (8,849)    1,335   (11,283)
                        -------- -------- -------- --------- ---------
Adjusted cash earnings  $80,044  $70,408  $76,130  $150,452  $151,628
                        ======== ======== ======== ========= =========

Diluted Cash Earnings
 per Share                $0.27    $0.24    $0.20     $0.50     $0.46
  Net securities gains    (0.02)      --       --     (0.01)       --
  Loss on debt
   redemption                --       --       --        --        --
  Loss on mark-to-market
   of interest rate
   swaps                     --       --       --        --      0.01
  Prepayment of
   borrowings              0.01       --       --      0.01        --
  Post-merger
   repositioning charge      --       --     0.06        --      0.07
                        -------- -------- -------- --------- ---------
Adjusted diluted cash
 earnings per share       $0.26    $0.24    $0.26     $0.50     $0.54
                        ======== ======== ======== ========= =========





(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 14 of this release.





                   NEW YORK COMMUNITY BANCORP, INC.
  RECONCILIATION OF STOCKHOLDERS' EQUITY AND TANGIBLE STOCKHOLDERS'
                                EQUITY,
      TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
                             (unaudited)

Although tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP measures in its analysis of the Company's performance. The Company believes that these non-GAAP measures are an important indication of its ability to grow both organically and through business combinations, and, with respect to tangible stockholders' equity and adjusted tangible stockholders' equity, its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders' equity by subtracting from stockholders' equity the sum of its goodwill and core deposit intangibles ("CDI") and calculates tangible assets by subtracting the same sum from its total assets. To calculate its ratio of tangible stockholders' equity to tangible assets, the Company divides its tangible stockholders' equity by its tangible assets, both of which include after-tax net unrealized losses on securities. In the second quarter of 2007, the Company also calculated its ratio of tangible stockholders' equity to tangible assets excluding the $38.7 million after-tax loss on the other-than-temporary impairment of securities (the "impairment loss"), as well as the after-tax net unrealized losses on securities, as such losses are impacted by changes in market interest rates and therefore tend to change from day to day. This ratio is referred to as the ratio of "adjusted tangible stockholders' equity to adjusted tangible assets." The Company calculates tangible book value by dividing its tangible stockholders' equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders' equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders' equity, respectively. Average tangible stockholders' equity is calculated by subtracting average goodwill and average CDI from average stockholders' equity.

Neither tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders' equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders' equity, tangible assets, and the related measures may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company's stockholders' equity, tangible stockholders' equity, and adjusted tangible stockholders' equity, total assets, tangible assets, and adjusted tangible assets, and the related measures at or for the three months ended June 30, 2007, March 31, 2007, and December 31, 2006 and the six months ended June 30, 2007 and 2006 follow:




                                            At or for the
                                         Three Months Ended
                               ---------------------------------------
                                  June 30,    March 31,     Dec. 31,
                                    2007         2007         2006
                               ------------- ------------ ------------
(in thousands)
Total Stockholders' Equity      $ 3,961,471  $ 3,711,606  $ 3,689,837
Less: Goodwill                   (2,330,704)  (2,144,642)  (2,148,108)
      Core deposit intangibles     (116,157)    (101,379)    (106,381)
                                ------------ ------------ ------------
Tangible stockholders' equity   $ 1,514,610  $ 1,465,585  $ 1,435,348

Total Assets                    $29,623,750  $27,977,914  $28,482,370
Less: Goodwill                   (2,330,704)  (2,144,642)  (2,148,108)
      Core deposit intangibles     (116,157)    (101,379)    (106,381)
                                ------------ ------------ ------------
Tangible assets                 $27,176,889  $25,731,893  $26,227,881

Tangible Stockholders' Equity   $ 1,514,610  $ 1,465,585  $ 1,435,348
Add back: Impairment loss            38,668           --           --
          After-tax net
           unrealized losses on
           securities                25,872       43,854       52,125
                                ------------ ------------ ------------
Adjusted tangible stockholders'
 equity                         $ 1,579,150  $ 1,509,439  $ 1,487,473

Tangible Assets                 $27,176,889  $25,731,893  $26,227,881
Add back: Impairment loss            38,668           --           --
          After-tax net
           unrealized losses on
           securities                25,872       43,854       52,125
                                ------------ ------------ ------------
Adjusted tangible assets        $27,241,429  $25,775,747  $26,280,006

Average Stockholders' Equity    $ 3,916,867  $ 3,605,550  $ 3,652,575
Less: Average goodwill           (2,329,512)  (2,146,913)  (2,151,829)
      Average core deposit
       intangibles                 (119,666)    (104,651)    (109,693)
                                ------------ ------------ ------------
Average tangible stockholders'
 equity                         $ 1,467,689  $ 1,353,986  $ 1,391,053

Average Assets                  $30,109,869  $28,234,808  $28,524,090
Less: Average goodwill           (2,329,512)  (2,146,913)  (2,151,829)
      Average core deposit
       intangibles                 (119,666)    (104,651)    (109,693)
                                ------------ ------------ ------------
Average tangible assets         $27,660,691  $25,983,244  $26,262,568

Net Income                      $    35,974  $    64,819  $    53,121
Add: Amortization of core
 deposit intangibles, net of
 tax                                  3,530        3,010        3,038
                                ------------ ------------ ------------
Adjusted net income             $    39,504  $    67,829  $    56,159


                                                   At or for the
                                                 Six Months Ended
                                             -------------------------
                                               June 30,     June 30,
                                                 2007         2006
                                             ------------ ------------
(in thousands)
Total Stockholders' Equity                   $ 3,961,471  $ 3,697,170
Less: Goodwill                                (2,330,704)  (2,149,824)
      Core deposit intangibles                  (116,157)    (116,478)
                                             ------------ ------------
Tangible stockholders' equity                $ 1,514,610  $ 1,430,868

Total Assets                                 $29,623,750  $28,728,824
Less: Goodwill                                (2,330,704)  (2,149,824)
      Core deposit intangibles                  (116,157)    (116,478)
                                             ------------ ------------
Tangible assets                              $27,176,889  $26,462,522

Tangible Stockholders' Equity                $ 1,514,610  $ 1,430,868
Add back: Impairment loss                         38,668           --
          After-tax net
           unrealized losses on
           securities                             25,872       78,619
                                             ------------ ------------
Adjusted tangible stockholders'
 equity                                      $ 1,579,150  $ 1,509,487

Tangible Assets                              $27,176,889  $26,462,522
Add back: Impairment loss                         38,668           --
          After-tax net
           unrealized losses on
           securities                             25,872       78,619
                                             ------------ ------------
Adjusted tangible assets   $27,241,429  $26,541,141

Average Stockholders' Equity                 $ 3,762,299  $ 3,440,154
Less: Average goodwill                        (2,238,717)  (2,040,647)
      Average core deposit
       intangibles                              (112,200)     (96,835)
                                             ------------ ------------
Average tangible stockholders'
 equity                                      $ 1,411,382  $ 1,302,672

Average Assets                               $29,177,750  $27,669,413
Less: Average goodwill                        (2,238,717)  (2,040,647)
      Average core deposit
       intangibles                              (112,200)     (96,835)
                                             ------------ ------------
Average tangible assets                      $26,826,833  $25,531,931

Net Income                                   $   100,793  $   116,987
Add: Amortization of core
 deposit intangibles, net of tax                   6,562        4,650
                                             ------------ ------------
Adjusted net income                          $   107,355  $   121,637





                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                             (unaudited)

                                 Three Months Ended
               -------------------------------------------------------
                      June 30, 2007              March 31, 2007
               --------------------------- ---------------------------
                                   Average                     Average
                 Average            Yield/   Average            Yield/
                 Balance   Interest  Cost    Balance   Interest  Cost
               ----------- -------- ------ ----------- -------- ------
Assets:
 Interest-
  earning
  assets:
   Mortgage and
    other
    loans, net $19,465,563 $313,469  6.44% $19,492,078 $298,467  6.14%
   Securities    5,724,322   73,319  5.12    5,308,608   70,688  5.33
   Money market
    investments  1,126,275   14,221  5.06       20,341      246  4.90
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  earning
  assets        26,316,160  401,009  6.10   24,821,027  369,401  5.96
 Non-interest-
  earning
  assets         3,793,709                   3,413,781
               -----------                 -----------
 Total assets  $30,109,869                 $28,234,808
               ===========                 ===========
Liabilities and
 Stockholders'
 Equity:
 Interest-
  bearing
  deposits:
   NOW and
    money
    market
    accounts   $ 3,129,495 $ 25,246  3.24% $ 2,942,119 $ 23,902  3.29%
   Savings
    accounts     2,618,547    7,310  1.12    2,403,504    5,701  0.96
   Certificates
    of deposit   6,997,582   80,334  4.60    6,127,205   70,228  4.65
   Mortgagors'
    escrow         166,731       34  0.08      120,250       33  0.11
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  bearing
  deposits      12,912,355  112,924  3.51   11,593,078   99,864  3.49
   Borrowed
    funds       11,757,489  127,003  4.33   11,670,369  123,349  4.28
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  bearing
  liabilities   24,669,844  239,927  3.90   23,263,447  223,213  3.89
 Non-interest-
  bearing
  deposits       1,201,180                   1,096,095
 Other
  liabilities      321,978                     269,716
               -----------                 -----------
 Total
  liabilities   26,193,002                  24,629,258
 Stockholders'
  equity         3,916,867                   3,605,550
               -----------                 -----------
 Total
  liabilities
  and
  stockholders'
  equity       $30,109,869                 $28,234,808
               ===========                 ===========
 Net interest
  income/
  interest rate
  spread                   $161,082  2.20%             $146,188  2.07%
                           ======== ======             ======== ======

 Net interest-
  earning
  assets/net
  interest
  margin       $ 1,646,316           2.44% $ 1,557,580           2.32%
               ===========          ====== ===========          ======

 Ratio of
  interest-
  earning
  assets to
  interest-
  bearing
  liabilities                        1.07x                       1.07x
                                    ======                      ======

 Core deposits $ 6,949,222 $ 32,556  1.88% $ 6,441,718 $ 29,603  1.86%
               =========== ======== ====== =========== ======== ======





                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                             (unaudited)

                             Three Months Ended June 30,
               -------------------------------------------------------
                          2007                        2006
               --------------------------- ---------------------------
                                   Average                     Average
                 Average            Yield/   Average            Yield/
                 Balance   Interest  Cost    Balance   Interest  Cost
               ----------- -------- ------ ----------- -------- ------
Assets:
 Interest-
  earning
  assets:
   Mortgage and
    other
    loans, net $19,465,563 $313,469  6.44% $18,936,269 $277,057  5.85%
   Securities    5,724,322   73,319  5.12    6,104,410   74,610  4.89
   Money
    market
    investments  1,126,275   14,221  5.06       44,104      478  4.35
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  earning
  assets        26,316,160  401,009  6.10   25,084,783  352,145  5.62
 Non-interest-
  earning
  assets         3,793,709                   3,466,536
               -----------                 -----------
 Total assets  $30,109,869                 $28,551,319
               ===========                 ===========
Liabilities and
 Stockholders'
 Equity:
 Interest-
  bearing
  deposits:
   NOW and
    money
    market
    accounts   $ 3,129,495 $ 25,246  3.24% $ 3,803,638 $ 30,834  3.25%
   Savings
    accounts     2,618,547    7,310  1.12    2,582,918    4,434  0.69
   Certificates
    of deposit   6,997,582   80,334  4.60    5,866,922   59,475  4.07
   Mortgagors'
    escrow         166,731       34  0.08      168,149       56  0.13
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  bearing
  deposits      12,912,355  112,924  3.51   12,421,627   94,799  3.06
   Borrowed
    funds       11,757,489  127,003  4.33   10,993,660  113,330  4.13
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  bearing
  liabilities   24,669,844  239,927  3.90   23,415,287  208,129  3.56
 Non-interest-
  bearing
  deposits       1,201,180                   1,255,955
 Other
  liabilities      321,978                     304,203
               -----------                 -----------
 Total
  liabilities   26,193,002                  24,975,445
 Stockholders'
  equity         3,916,867                   3,575,874
               -----------                 -----------
 Total
  liabilities
  and
  stockholders'
  equity       $30,109,869                 $28,551,319
               ===========                 ===========
 Net interest
  income/
  interest rate
  spread                   $161,082  2.20%             $144,016  2.06%
                           ======== ======             ======== ======
 Net interest-
  earning
  assets/net
  interest
  margin       $ 1,646,316           2.44% $ 1,669,496           2.29%
               ===========          ====== ===========          ======
 Ratio of
  interest-
  earning
  assets to
  interest-
  bearing
  liabilities                        1.07x                       1.07x
                                    ======                      ======

 Core deposits $ 6,949,222 $ 32,556  1.88% $ 7,642,511 $ 35,268  1.85%
               =========== ======== ====== =========== ======== ======





                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                             (unaudited)

                              Six Months Ended June 30,
               -------------------------------------------------------
                          2007                        2006
               --------------------------- ---------------------------
                                   Average                     Average
                 Average            Yield/   Average            Yield/
                 Balance   Interest  Cost    Balance   Interest  Cost
               ----------- -------- ------ ----------- -------- ------
Assets:
 Interest-
  earning
  assets:
   Mortgage and
    other
    loans, net $19,478,748 $611,936  6.29% $18,283,831 $532,680  5.83%
   Securities    5,517,613  144,007  5.22    6,038,349  146,456  4.85
   Money
    market
    investments    576,363   14,467  5.06       30,534      644  4.25
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  earning
  assets        25,572,724  770,410  6.03   24,352,714  679,780  5.59
 Non-interest-
  earning
  assets         3,605,026                   3,316,699
               -----------                 -----------
 Total assets  $29,177,750                 $27,669,413
               ===========                 ===========
Liabilities and
 Stockholders'
 Equity:
 Interest-
  bearing
  deposits:
   NOW and
    money
    market
    accounts   $ 3,036,325 $ 49,148  3.26% $ 3,683,217 $ 57,183  3.13%
   Savings
    accounts     2,511,620   13,011  1.04    2,486,797    7,092  0.58
   Certificates
    of deposit   6,564,798  150,562  4.62    5,576,998  107,967  3.90
   Mortgagors'
    escrow         143,619       67  0.09      137,320      110  0.16
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  bearing
  deposits      12,256,362  212,788  3.50   11,884,332  172,352  2.92
   Borrowed
    funds       11,714,169  250,352  4.31   11,037,539  226,514  4.14
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  bearing
  liabilities   23,970,531  463,140  3.89   22,921,871  398,866  3.51
 Non-interest-
  bearing
  deposits       1,148,928                   1,045,724
 Other
  liabilities      295,992                     261,664
               -----------                 -----------
 Total
  liabilities   25,415,451                  24,229,259
 Stockholders'
  equity         3,762,299                   3,440,154
               -----------                 -----------
 Total
  liabilities
  and
  stockholders'
  equity       $29,177,750                 $27,669,413
               ===========                 ===========
 Net interest
  income/
  interest rate
  spread                   $307,270  2.14%             $280,914  2.08%
                           ======== ======             ======== ======
 Net interest-
  earning
  assets/net
  interest
  margin       $ 1,602,193           2.38% $ 1,430,843           2.29%
               ===========          ====== ===========          ======
 Ratio of
  interest-
  earning
  assets to
  interest-
  bearing
  liabilities                        1.07x                       1.06x
                                    ======                      ======

 Core deposits $ 6,696,873 $ 62,159  1.87% $ 7,215,738 $ 64,275  1.80%
               =========== ======== ====== =========== ======== ======





                   NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
       (dollars in thousands, except share and per share data)
                             (unaudited)


                                      For the Three Months Ended
                                --------------------------------------
                                  June 30,    March 31,     June 30,
                                    2007         2007         2006
                                ------------ ------------ ------------
GAAP EARNINGS DATA:
Net income                          $35,974      $64,819      $50,612
Basic earnings per share               0.12         0.22         0.18
Diluted earnings per share             0.12         0.22         0.18
Return on average assets               0.48%        0.92%        0.71%
Return on average tangible
 assets (1)                            0.57         1.04         0.81
Return on average
 stockholders' equity                  3.67         7.19         5.66
Return on average tangible
 stockholders' equity (1)             10.77        20.04        15.59
Efficiency ratio (2)                  55.12        40.73        36.45
Operating expenses to average
 assets                                1.00         0.98         0.86
Interest rate spread                   2.20         2.07         2.06
Net interest margin                    2.44         2.32         2.29
Shares used for basic EPS
 computation                    310,847,788  293,323,631  287,473,052
Shares used for diluted EPS
 computation                    312,443,563  294,704,316  288,948,750

OPERATING EARNINGS DATA: (3)
Operating earnings                  $71,820      $64,819      $69,372
Basic earnings per share               0.23         0.22         0.24
Diluted earnings per share             0.23         0.22         0.24
Return on average assets               0.95%        0.92%        0.97%
Return on average tangible
 assets (1)                            1.09         1.04         1.09
Return on average
 stockholders' equity                  7.33         7.19         7.76
Return on average tangible
 stockholders' equity (1)             20.54        20.04        21.08
Efficiency ratio (2)                  40.48        40.73        36.45

CASH EARNINGS DATA: (4)
Cash earnings                       $82,866      $70,408      $57,370
Basic cash earnings per share          0.27         0.24         0.20
Diluted cash earnings per
 share                                 0.27         0.24         0.20
Cash return on average assets          1.10%        1.00%        0.80%
Cash return on average
 tangible assets (1)                   1.20         1.08         0.87
Cash return on average
 stockholders' equity                  8.46         7.81         6.42
Cash return on average
 tangible stockholders'
 equity (1)                           22.58        20.80        16.79
Cash efficiency ratio (2)             37.58        39.79        35.51

ADJUSTED CASH EARNINGS DATA:
 (4)
Adjusted cash earnings              $80,044      $70,408      $76,130
Basic cash earnings per share          0.26         0.24         0.26
Diluted cash earnings per
 share                                 0.26         0.24         0.26
Adjusted cash return on
 average assets                        1.06%        1.00%        1.07%
Adjusted cash return on
 average tangible assets (1)           1.16         1.08         1.16
Adjusted cash return on
 average stockholders' equity          8.17         7.81         8.52
Adjusted cash return on
 average tangible
 stockholders' equity (1)             21.81        20.80        22.28
Adjusted cash efficiency
 ratio (2)                            39.06        39.79        35.51


                                             For the Six Months Ended
                                             -------------------------
                                               June 30,     June 30,
                                                 2007         2006
                                             ------------ ------------
GAAP EARNINGS DATA:
Net income                                      $100,793     $116,987
Basic earnings per share                            0.33         0.42
Diluted earnings per share                          0.33         0.42
Return on average assets                            0.69%        0.85%
Return on average tangible
 assets (1)                                         0.80         0.95
Return on average
 stockholders' equity                               5.36         6.80
Return on average tangible
 stockholders' equity (1)                          15.21        18.68
Efficiency ratio (2)                               47.15        35.96
Operating expenses to average
 assets                                             0.99         0.84
Interest rate spread                                2.14         2.08
Net interest margin                                 2.38         2.29
Shares used for basic EPS
 computation                                 302,134,119  277,267,649
Shares used for diluted EPS
 computation                                 303,593,922  278,827,109

OPERATING EARNINGS DATA: (3)
Operating earnings                              $136,639     $139,384
Basic earnings per share                            0.45         0.50
Diluted earnings per share                          0.45         0.50
Return on average assets                            0.94%        1.01%
Return on average tangible
 assets (1)                                         1.07         1.13
Return on average
 stockholders' equity                               7.26         8.10
Return on average tangible
 stockholders' equity (1)                          20.29        22.11
Efficiency ratio (2)                               40.60        35.30

CASH EARNINGS DATA: (4)
Cash earnings                                   $153,274     $129,231
Basic cash earnings per share                       0.51         0.47
Diluted cash earnings per
 share                                              0.50         0.46
Cash return on average assets                       1.05%        0.93%
Cash return on average
 tangible assets (1)                                1.14         1.01
Cash return on average
 stockholders' equity                               8.15         7.51
Cash return on average
 tangible stockholders'
 equity (1)                                        21.72        19.84
Cash efficiency ratio (2)                          38.61        34.98

ADJUSTED CASH EARNINGS DATA:
 (4)
Adjusted cash earnings                          $150,452     $151,628
Basic cash earnings per share                       0.50         0.55
Diluted cash earnings per
 share                                              0.50         0.54
Adjusted cash return on
 average assets                                     1.03%        1.10%
Adjusted cash return on
 average tangible assets (1)                        1.12         1.19
Adjusted cash return on
 average stockholders' equity                       8.00         8.82
Adjusted cash return on
 average tangible
 stockholders' equity (1)                          21.32        23.28
Adjusted cash efficiency
 ratio (2)                                         39.41        34.34




(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 14 of this release.
(2) The Company calculates its GAAP, operating, and cash efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings and of GAAP and cash earnings and adjusted cash earnings on pages 12 and 13 of this release.
(3) Please see the reconciliation of GAAP and operating earnings on page 12 of this release.
(4) Please see the reconciliation of GAAP and cash earnings and adjusted cash earnings on page 13 of this release.





                   NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (unaudited)

                                                               At
                                At June 30,  At March 31, December 31,
                                    2007         2007         2006
                                ------------ ------------ ------------
BALANCE SHEET DATA:
Book value per share                 $12.67       $12.58       $12.56
Tangible book value per share
 (1)                                   4.85         4.97         4.88
Stockholders' equity to total
 assets                               13.37%       13.27%       12.95%
Tangible stockholders' equity to
 tangible assets (1)                   5.57         5.70         5.47
Tangible stockholders' equity to
 tangible assets excluding the
 after-tax loss on the other-
  than-temporary impairment of
 securities and after-tax net
  unrealized losses on
  securities (1)                       5.80         5.86         5.66
Shares used for book value and
 tangible book value per share
 computation (1)                312,572,289  295,015,198  293,890,372
Total shares issued and
 outstanding                    313,852,246  296,385,458  295,350,936

ASSET QUALITY RATIOS:
Non-performing loans to total
 loans                                 0.07%        0.13%        0.11%
Non-performing assets to total
 assets                                0.05         0.09         0.08
Allowance for loan losses to
 non-performing loans                641.64       346.62       402.72
Allowance for loan losses to
 total loans                           0.47         0.44         0.43





(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 14 of this release.





                        Footnotes to the Text
----------------------------------------------------------------------

(1) Please see page 13 for a reconciliation of our GAAP and cash earnings.
(2) Please see page 12 for a reconciliation of our GAAP and operating earnings.
(3) The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings on page 12 of this release.
(4) Please see page 14 for a reconciliation of our stockholders' equity and tangible stockholders' equity and the related measures.


    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             First Senior Vice President &
             Director, Investor Relations